Exhibit 10.3

SECOND AMENDMENT TO SERVICES AGREEMENT

This Second Amendment to Services Agreement (“Second Amendment”) is made effective as of the 30th day of August 2006 (“Second Amendment Effective Date”), by and between Third Party Verification, Inc. (“3PV”), 220 E. Central Parkway, Suite 3000, Altamonte Springs, FL 32701; and Vonage Network of New Jersey Inc. d/b/a/ Vonage Network Inc., a Delaware corporation (assignee of Vonage Holdings Corporation), and its successors and assigns (collectively, “Vonage”).

RECITALS

A.                                   3PV and Vonage are parties to that certain Services Agreement, dated as of February 9, 2005 pursuant to which 3PV provides certain third party verification services for Vonage, as modified and amended pursuant to the First Amendment to Services Agreement dated as of May 10, 2006 (together, the “Services Agreement”).

B.                                     3PV and Vonage desire to further amend the Services Agreement to provide for the provision of additional services, as more fully described in this Second Amendment.

C.                                     Capitalized terms not otherwise defined in this Second Amendment shall have the meaning given in the Services Agreement.

AGREEMENT

In consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Vonage and 3PV agree to amend the Services Agreement as follows:

1.                                      Services:  The following service shall supplement and be in addition to the “Services” described under the Services Agreement:

*

2.                                      Pricing:  The pricing relating to the above described Service will be as follows:

Stand-Alone IVR Session:	*

Live Agent Review (Auditing):	*

Intuitive Opt-Out Capability:	*

Pages where confidential treatment has been requested are stamped, “Confidential treatment has been requested.  The redacted material has been separately filed with the Commission.”  All redacted material has been marked by an asterisk (*).

Expedited Call-Back Capability:	No additional charge***

In addition, the monthly charges for live 3PV agent interaction (i.e., the “Martina Services”) with Vonage customers (including live agent responses to Expedited Call-Backs, Intuitive Opt-Out, and other IVR system fall-through customers) shall be $   *.  For clarity, this monthly per minute fee supersedes and replaces any existing pricing for the Martina Services under the Services Agreement and shall apply for all 3PV live agent interactions whether or not the eLOA is ultimately completely as a result of the live interaction.

*The stand-alone IVR session charge shall apply on a per completed transaction basis (as opposed to a per session basis) such that Vonage will be charged one (1) per transaction charge for each customer seeking to port its existing TNs onto Vonage’s services that has completed the eLOA process via the IVR.  However, in the event of a failed transfer to the IVR, an Intuitive Opt-Out, an Expedited Call-Back, or other IVR session fall-through, the customer will be automatically transferred to the 3PV live agent, in which case only per minute of use charges for the Martina Services shall apply and Vonage shall not be billed for the IVR session charge.

**“Intuitive Opt-Out Capability” measures the customer’s level of difficulty/frustration during the IVR session and upon reaching a confidence factor, will automatically connect them with the Martina Service to complete the eLOA process.

***“Expedited Call Back Capability” allows the customer to be automatically and immediately placed in the predictive queue for an expedited call back in the event that an IVR session is disconnected prior to completion.  This allows 3PV to re-connect the customer as quickly as possible to save the eLOA verification.

Exclusivity:  *, Vonage agrees that 3PV shall be the exclusive provider for Services through * and further agrees to allow 3PV to release a press release that has first been reviewed and consented to in all respects by Vonage announcing Vonage’s purchase of the IVR service from 3PV.

Look-in:  *

Confidential treatment has been requested.  The redacted material has been separately filed with the Commission.

3.                                      Service Levels:  The service levels related to the above described IVR service will be as follows:

The system availability and call completion service levels shall be * as measured on a monthly basis.  Notwithstanding anything to the contrary, Customer shall be relieved of the above-described exclusivity (provided, however, that Vonage shall continue to be entitled to the stated discount), and/or may terminate the Services Agreement in whole or in part at any time and without any Early Termination Fee, in the event that 3PV fails to maintain a service level on * occasions within a consecutive * day period, or on * occasions within a rolling * month period.

4.                                      Term:

The Initial Term of the Services Agreement is hereby extended to May 9, 2009; provided, however, that the Early Termination Fee under Section 4.0 of the Services Agreement shall continue to expire on May 1, 2007.

5.                                      No Other Amendments:  Except as provided in this Second Amendment, the Services Agreement shall remain unmodified and in full force and effect.

Counterparts.  This Second Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Second Amendment has been executed by the parties effective as of the Effective Date.

3PV		Vonage Network of New Jersey Inc.
d/b/a Vonage Network Inc.

By:	/s/ DAVID W. BRINKMAN	By:	/s/ JOHN REGO
Title:	Chief Executive Officer	Title:	Chief Financial Officer
Name:	David W. Brinkman	Name:	John Rego
Date:	8/21/06	Date:	8/25/06

Confidential treatment has been requested.  The redacted material has been separately filed with the Commission.